NI Holdings, Inc. Appoints New Member to Its Board of Directors

FARGO, North Dakota, November 14, 2019 – NI Holdings, Inc. (NASDAQ: NODK), an insurance holding company, today announced the appointment of Cindy L. Launer to its Board of Directors, effective immediately.

“Cindy is widely respected for her distinguished career in the insurance industry, and will bring new skills, experience, and diversity to the NI Holdings board,” said NI Holdings Chair of the Board Eric K. Aasmundstad.

“Cindy’s experience in M&A, investor relations, and financial operations will be invaluable as we continue to build a stronger organization for our customers, employees, and shareholders,” said NI Holdings President & CEO Michael J. Alexander, who is also a board member. “Her energy and versatility will be critical assets for NI Holdings in executing on our plan to deliver profitable growth and increase shareholder value in the future.”

The NI Holdings board named Ms. Launer to its Compensation, Audit, Executive, and Nominating and Governance Committees.

Ms. Launer, age 48, recently retired from American International Group (AIG). During her eleven years with AIG, she served in various executive leadership roles. These roles included FP&A, capital projects, financial communications, Chief of Staff to the CEO, and finally Chief Operating Officer of the AIG commercial insurance business.

Prior to that, Launer held progressive audit, finance, investor relations, and chief of staff roles at MetLife and Deloitte & Touche LLP.

About NI Holdings, Inc.

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also manages Battle Creek Mutual Insurance Company and reinsures 100% of the risk on all insurance policies issued by Battle Creek.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings, Direct Auto Insurance Company, and Nodak Insurance, including Nodak Insurance’s subsidiaries American West and Primero, and its affiliate Battle Creek.

Investor Relations Contacts:
Brian Doom

Executive Vice President and Chief Financial Officer
701-298-4200
bdoom@nodakins.com

Timothy J. Milius, CPA

Vice President, Finance
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com